Exhibit 99.1

Combined Financial Statements

of the High Plains Broadcasting Operating Company LLC

 and Newport Television LLC

Stations in

Cincinnati, OH; Harrisburg, PA; Mobile, AL;

Rochester, NY; San Antonio, TX; and Wichita, KS

(“The Combined Group”)

TABLE OF CONTENTS

For the year ended December 31, 2011:
Combined Balance Sheet	2
Combined Statement of Earnings	3
Combined Statement of Changes in Owners’ Equity	4
Combined Statement of Cash Flows	5
Notes to Financial Statements	6
Report of Independent Certified Public Accountants	13

For the three and nine months ended September 30, 2012 and 2011 (Unaudited):
Combined Balance Sheets	14
Combined Statements of Earnings	15
Combined Statement of Changes in Owners’ Equity	16
Combined Statements of Cash Flows	17
Notes to Financial Statements	18

THE COMBINED GROUP

COMBINED BALANCE SHEET

(In thousands)

December 31, 2011
Current Assets
Accounts receivable, less allowance of $558	$24,632
Program rights	5,435
Prepaid expenses and other current assets	418
Total current assets	30,485
Property and Equipment
Land, buildings and improvements	20,862
Towers, transmitters and studio equipment	47,303
Furniture and other equipment	3,949
Construction in progress	327
72,441
Less accumulated depreciation	22,944
49,497
Intangible Assets
Definite-lived intangibles, net of accumulated amortization of $1,493	1,918
Indefinite-lived intangibles - licenses	154,490
Goodwill	70,665
Other Noncurrent Assets
Program rights	2,993
Other noncurrent assets	281
Total assets	$310,329

Current Liabilities
Accounts payable	$3,614
Accrued expenses	2,204
Program rights payable	7,928
Total current liabilities	13,746
Noncurrent Liabilities
Program rights payable	3,933
Total liabilities	17,679

Commitments and contingencies

Owners’ Equity	292,650
Total liabilities and owners’ equity	$310,329

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENT OF EARNINGS

(In thousands)

Year Ended December 31, 2011

Net revenue	$121,652
Operating expenses
Direct operating expenses	45,190
Selling, general & administrative expenses	32,923
Corporate expense allocation	4,457
Depreciation & amortization	7,253
Operating income	31,829

Other income (expense)
Interest income	23
Loss on disposal of property and equipment	(264)
Equity in losses of nonconsolidated affiliates	(20)

Income before income taxes	31,568

Income taxes	428
Net income	$31,140

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands)

Owners’ Equity

Balance at January 1, 2011	$297,787

Net income	31,140
Net distribution to owners	(36,277)

Balance at December 31, 2011	$292,650

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2011
Cash flows from operating activities:
Net income	$31,140
Reconciling items
Depreciation and intangible amortization	7,253
Amortization of program rights	7,830
Provision for doubtful accounts	160
Equity in losses of nonconsolidated affiliates	20
Loss on disposal of property and equipment	264
Payments for program rights	(7,798)
Changes in operating assets and liabilities
Accounts receivable	289
Prepaid expenses and other assets	202
Accounts payable, accrued expenses and otherliabilities	(254)
Net cash provided by operating activities	39,106

Cash flows from investing activities:
Purchases of property and equipment	(2,831)
Proceeds from sale of property and equipment	2
Net cash used in investing activities	(2,829)

Cash flows from financing activities:
Net distributions to owners	(36,277)

Net cash used in financing activities	(36,277)

Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents at beginning of year	—
Cash and cash equivalents at end of year	$—

Supplemental cash flow information:
Cash paid for taxes	$310
Noncash investing and financing activities:
Property and equipment purchases included in accounts payable	$110

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

NOTES TO FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Business

Newport Television LLC (a wholly owned subsidiary of Newport Television Holdings LLC, which is a wholly owned subsidiary of Newport TV Holdco LLC, hereafter referred to as “Newport”) owns and operates television stations across the United States of America.  Newport is a party to a shared services agreement and a joint sales agreement providing certain sales, operational, and administrative services to High Plains Broadcasting, Inc and its subsidiaries (“High Plains”) and time brokerage agreements with certain other third parties.

On July 18, 2012, Newport entered into an option exercise agreement to purchase substantially all of the assets of certain stations owned by High Plains.  Newport intends to consummate the portion of this transaction attributable to The Combined Group (defined below) in connection with the closing of the transaction with Sinclair Broadcast Group, Inc. (“Sinclair”), as discussed below.

On July 19, 2012, Newport entered into an asset purchase agreement with Sinclair to sell substantially all of the assets (excluding working capital) of 11 television stations, including 5 stations distributed as digital multicast stations, for $412.5 million.  As part of the agreement, Sinclair will also acquire Newport’s rights to operate 4 additional stations, including 2 stations distributed as digital multicast stations.  The 15 television stations are located in the following markets:  Cincinnati, Ohio; Harrisburg, Pennsylvania; Mobile, Alabama; San Antonio, Texas; and Wichita, Kansas. The transaction closed on December 3, 2012, effective December 1, 2012.

On December 1, 2012 Newport entered into an asset purchase agreement with Sinclair to sell substantially all of the non-FCC related assets (excluding working capital) of 2 television stations, including 1 station distributed as a digital multicast station, located in Rochester, NY for $54.0 million.  This transaction closed on December 3, 2012 effective December 1, 2012.

On December 1, 2012 Newport entered into an asset purchase agreement with Deerfield Media, Inc. to sell substantially all of the FCC related assets of the stations in Rochester, NY for $6.0 million.  This transaction is expected to close upon regulatory approval.

These combined financial statements represent the 17 stations, including 8 stations distributed as digital multicast stations included in the above transactions with Sinclair (“The Combined Group”).  These stations are affiliated with five major networks, including two CBS stations, two NBC stations, one ABC station, one FOX station, and three CW stations.  These stations reach approximately 3.9 million homes weekly and cover 3.4% of the television households in the United States.  These stations operate in demographic market areas as defined by AC Nielsen ranging in rank from 35th to 78th.

A significant source of programming for FOX, NBC, ABC, CBS, and CW affiliated television stations are their respective networks, which produce and distribute programming in exchange for commitments to air the programming at specified times and for commercial announcement time during the programming.  Another source of programming is provided to each station by selecting and purchasing syndicated television programs.  The stations compete with other television stations within each market for these programming rights.  The majority of the stations produce local news programming.

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and equity of The Combined Group and reflect allocations of the cost of certain services provided by Newport for treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  All credit facilities are recorded by Newport at the corporate level and as such, interest and financing activity costs have not been allocated to The Combined Group.  Substantially all of the assets of The Combined Group serve as collateral to secure the aforementioned credit facilities.

Principles of Combination

The combined financial statements have been derived from the financial statements and accounting records of Newport and High Plains and combine the accounts of the operations previously described.  All material intercompany accounts and transactions have been eliminated.

Allowance for Doubtful Accounts

The Combined Group evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debts based on historical experience of bad debts as a percent of revenues, adjusted for relative improvements or deteriorations in the aging and changes in current economic conditions.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years

Towers, transmitters and studio equipment — 7 to 20 years

Furniture and other equipment — 3 to 20 years

Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.  The Combined Group tests for possible impairment of property and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.  If indicators exist, The Combined Group compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset.  If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of earnings for amounts necessary to reduce the carrying value of the asset to fair value.  The impairment loss calculations require management to apply judgment in estimating future cash flows.

Intangible Assets

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill.  Definite-lived intangibles include network affiliation agreements which represent the value assigned to an acquired television station’s relationship with a national television network.  These intangible assets are amortized over the estimated lives of the relationships.  The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.  Indefinite-lived intangibles include broadcast FCC licenses.  The excess cost over fair value of net assets acquired is classified as goodwill.  FCC licenses and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Combined Group tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.  If indicators exist, The Combined Group compares the estimated future undiscounted cash flows related to the asset to the carrying value of the asset.  If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of earnings for amounts necessary to reduce the carrying value of the asset to fair value.

The Combined Group performs its annual impairment test for its FCC licenses using a direct valuation technique, which is an acceptable industry approach.  Certain assumptions are used under The Combined Group’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values.

The impairment test for goodwill utilizes a two-step fair value approach.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit to its carrying amount.  The fair value of a reporting unit is determined using a combination of a comparable transaction analysis and a discounted cash flows analysis that excludes network compensation payments.  If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired.  If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting units’ goodwill with the carrying amount of that goodwill.  The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in the first step) as the purchase price.  If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The Combined Group utilizes an independent third party valuation firm to assist The Combined Group in the development of these assumptions and The Combined Group’s determination of the fair value of its intangible assets.

Program Rights

Program rights represent the right to air various forms of first-run and existing second-run programming.  Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use.  Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis.  Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively.  Costs of first-run and existing second-run programming are generally amortized on a straight-line basis over the term of the license period.

Nonconsolidated Affiliates

In general, investments in which The Combined Group owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Combined Group reviews the value of equity method investments and records impairment charges in the statements of earnings for any decline in value that is determined to be other-than-temporary.  These are classified as other assets in the accompanying balance sheet.

Joint Sales and Shared Services Agreements

Newport operates four television stations under time brokerage agreements whereby The Combined Group provides programming, operating and sales services to the owners of the FCC license.  Sinclair is assuming these time brokerage agreements.

Assets and Liabilities Measured at Fair Value

Fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, US Generally Accepted Accounting Principles establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that The Combined Group has the ability to access.  Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.  Level 3 inputs are unobservable inputs for the asset or liability that are typically based on an entity’s own assumptions, as there is little, if any, related market activity.  In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Combined Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets valued on a nonrecurring basis

The Combined Group performs an annual impairment test, on October 1, on intangible assets and, if necessary, writes certain intangible assets down to fair value if changes in economic conditions indicate the assets are impaired.  These impairments are based primarily on unobservable (Level 3) inputs.

Income Taxes

The Combined Group files its income tax returns as part of the respective owners’ returns.

As a limited liability company, Newport is taxed as a partnership under the Internal Revenue Code and applicable state statutes.  Income or loss flows through to the members to be taxed on their applicable tax returns; accordingly, the financial statements do not include any provision for federal or state pass-through income taxes.  Certain states in which The Combined Group operates will assess tax on an income or gross receipts basis, regardless of entity type.  The state taxes related to The Combined Group are reflected in these combined financial statements.

High Plains, a corporation, accounts for deferred income tax assets and liabilities based on the temporary differences between the financial accounting and tax basis of assets and liabilities.  Deferred tax assets and liabilities are determined at the end of each period using the current enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  The financial statements reflect the income tax expense associated with High Plains, as if a stand-alone tax return was filed.

Revenue Recognition

The Combined Group’s revenue is primarily derived from the sale of advertising.  Advertising revenue is recognized over the period in which the commercials are aired.  Advertising revenue is reported net of agency and national sales representative commissions, which are calculated based on a stated percentage applied to gross billing revenue.  Payments received in advance of being earned are recorded as deferred income.

Retransmission consent revenue is recognized based on the number of subscribers over the life of the agreement.

Barter and Trade Transactions

Barter and trade transactions represent the exchange of airtime for merchandise or services.  These transactions are generally recorded at the fair market value of the airtime, or the fair market value of the merchandise or services received.  Revenue is recognized on barter and trade transactions when the advertisements are broadcast.  Expenses are recorded ratably over the period the merchandise or service received is utilized.  Barter and trade revenue and expenses included in net income for the year ended December 31, 2011 were $5.0 million and $4.9 million, respectively.

Advertising Expense

The Combined Group records advertising expense as it is incurred.  Advertising expense for the year ended December 31, 2011 was $0.3 million.

Use of Estimates

The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Combined Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Subsequent Events

The Combined Group evaluated and disclosed subsequent events, if any, through December 28, 2012, which represents the date as of which the financial statements were available to be issued.

NOTE B — INTANGIBLE ASSETS AND GOODWILL

Definite-Lived Intangibles

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill.  Definite-lived intangibles include network affiliation agreements which represent the value assigned to an acquired television station’s relationship with a national television network.  These intangible assets are amortized over the estimated lives of the relationships.  The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.  The net balance of definite-lived intangible assets as of December 31, 2011 was $1.9 million.  The following table shows the gross carrying amount and accumulated amortization of definite-lived intangibles as of December 31, 2011:

(In thousands)

	Weighted
	Average	As of December 31, 2011
	Amortization	Gross Carrying	Accumulated
	Period	Amount	Amortization
Definite-lived intangible assets:
Network affiliation	8 years	$1,934	$(927)
Favorable leasehold interests	10 years	1,477	(566)
Total		$3,411	$(1,493)

Amortization expense for the next five years is as follows:

(In thousands)

For the years ended December 31,

2012	$389
2013	389
2014	389
2015	389
2016	188

Indefinite-Lived Intangibles

The Combined Group’s indefinite-lived intangible assets consist of FCC broadcast licenses.  FCC broadcast licenses are granted to television stations for up to eight years under the Telecommunications Act of 1996.  The Act requires the FCC to renew a broadcast license if it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse.  The licenses may be renewed indefinitely at little or no cost.

The Combined Group does not amortize its FCC broadcast licenses, but rather tests them for impairment at least annually using a direct method.  In 2011, the Combined Group performed this analysis as of October 1, 2011 and did not recognize any FCC license impairment.

Goodwill

During 2011, the Combined Group tested goodwill impairment as of October 1, 2011.  As a result, the Combined Group did not recognize any goodwill impairment.  The Combined Group’s accumulated goodwill impairment loss was $85.8 million at December 31, 2011.  The key assumptions used to determine the fair value of the reporting units to test goodwill for impairment includes the following:  (a) the discount rate was 10.0%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 1.0% to 4.5%; (d) effective combined federal and state tax rates of 34.0% to 40.6%.

NOTE C — COMMITMENTS AND CONTINGENCIES

The Combined Group has long-term operating leases for office space, certain broadcasting facilities and equipment that expire at various dates, generally during the next ten years, and have varying options to renew and cancel.  Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by The Combined Group.  In addition, The Combined Group has commitments relating to programming rights.

As of December 31, 2011, The Combined Group’s future minimum rental commitments under non-cancelable operating lease agreements and future programming rights not yet reflected in the balance sheet, both with terms in excess of one year, consist of the following:

(In thousands)

	Payments Due for Year Ended December 31,
	2012	2013	2014	2015	2016	Thereafter	Total

Program rights payments	$1,504	4,082	2,625	1,152	1,127	3,043	13,533
Operating leases	585	480	461	293	307	4,175	6,301
Total contractual obligations	$2,089	4,562	3,086	1,445	1,434	7,218	19,834

Rental expense for operating leases was approximately $0.8 million for the year ended December 31, 2011.

There are no pending legal proceedings that The Combined Group anticipates will have a material adverse effect on its financial statements.

NOTE D — RELATED PARTY AND OTHER TRANSACTIONS

Newport provides certain day-to-day management services to The Combined Group.  In addition to the day-to-day management of the stations, these services include treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  As part of the treasury services, day-to-day net cash is swept to Newport’s bank accounts.  The net cash flow generated by The Combined Group is reflected as net distributions to owners in the accompanying financial statements.  The costs of these services are prorated to all stations based on the station’s broadcast cash flow and are reflected as corporate expense allocation in the accompanying financial statements.  Total corporate costs allocated to The Combined Group in 2011 were approximately $4.5 million, of which $0.7 million was related to noncash compensation expense for restricted units issued to certain members of the corporate management team.

Inergize Digital (a division of Newport) provides website hosting, website development, website content management; website related advertising support and certain sales support services to The Combined Group.  The Combined Group is charged for these services based upon the costs of providing these services.  Total costs charged to The Combined Group by Inergize Digital in 2011 were $1.7 million and are included in the selling, general, and administrative expenses in the accompanying financial statements.

The Television Operating Center (a division of Newport) provides master control related services to the stations located in Wichita and master control automation software support to the stations located in Cincinnati, Harrisburg, and Mobile.  The Combined Group is charged based upon the costs of providing these services.  Total costs charged to the Combined Group by the Television Operating Center in 2011 were $0.2 million and are included in direct operating expenses in the accompanying financial statements.

Newport has a management agreement with its equity partner which owns the majority of the equity interests of Newport.  Under this management agreement, Newport is to pay its equity partner an annual management fee based on EBITDA, as defined in the agreement.  This expense of $2.1 million for the year ended December 31, 2011 has not been allocated to the financials of The Combined Group.

The Combined Group’s employees are eligible to participate in the Newport 401(k) Plan, a defined contribution plan (the “Plan”).  Newport suspended any company match in 2009 and The Combined Group did not recognize any expense related to the Plan in 2011.

Newport is currently self-insured up to certain stop-loss thresholds for health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance.  Newport charges The Combined Group premiums based on one or more of the following:  number of employees, historical claims, estimates of future claims, administrative costs, and applicable third party insurance premiums.  The insurance premiums charged to The Combined Group in 2011 were approximately $2.6 million and are included in the selling, general, and administrative expenses in the accompanying financial statements.

NOTE E — INCOME TAXES

The income taxes presented in the combined financial statements represent the taxes on High Plain’s stations as if a stand-alone tax return was filed plus any income taxes in the state of Texas.  Income tax expense for the year ended December 31, 2011 was $0.4 million.  Deferred tax assets associated with High Plains and Texas are recorded at the Newport and High Plains level.

The Combined Group evaluates its uncertain tax positions annually.  Accordingly, a liability is recognized when it is more likely than not that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated.  The amount recognized is subject to estimates and management judgment with respect to the likely outcome of each uncertain tax position.  The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Combined Group is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Newport and High Plains are subject to U.S. federal, state and local tax examinations by tax authorities for its 2009 - 2011 returns.

The Combined Group is not currently under examination. The Combined Group does not expect any material changes to its unrecognized tax benefits within the next 12 months.  The Combined Group recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented.

NOTE F — FAIR VALUE MEASUREMENTS

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2011.

Report of Independent Certified Public Accountants

Board of Directors

High Plains Broadcasting Operating Company LLC and Newport Television LLC

We have audited the accompanying combined balance sheet of High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Cincinnati, OH; Harrisburg, PA; Mobile, AL; Rochester, NY; San Antonio, TX; and Wichita, KS (See Note A to the financial statements) (the “Company”) as of December 31, 2011 and the related combined statements of earnings, changes in owners’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Cincinnati, OH; Harrisburg, PA; Mobile, AL; Rochester, NY; San Antonio, TX; and Wichita, KS as of December 31, 2011 and the combined results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Wichita, Kansas
December 28, 2012

THE COMBINED GROUP

COMBINED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
Current Assets
Accounts receivable, less allowance of $543 and $558 at September 30, 2012 and December 31, 2011, respectively	$21,458	$24,632
Program rights	6,560	5,435
Prepaid expenses and other current assets	472	418
Total current assets	28,490	30,485
Property and Equipment
Land, buildings and improvements	20,943	20,862
Towers, transmitters and studio equipment	48,024	47,303
Furniture and other equipment	4,066	3,949
Construction in progress	316	327
	73,349	72,441
Less accumulated depreciation	26,837	22,944
	46,512	49,497
Intangible Assets
Definite-lived intangibles, net of accumulated amortization of $1,785 and $1,493 at September 30, 2012 and December 31, 2011, respectively	1,626	1,918
Indefinite-lived intangibles - licenses	154,490	154,490
Goodwill	70,665	70,665
Other Noncurrent Assets
Program rights	2,148	2,993
Other noncurrent assets	234	281
Total assets	$304,165	$310,329

Current Liabilities
Accounts payable	$1,668	$3,614
Accrued expenses	2,748	2,204
Program rights payable	8,744	7,928
Total current liabilities	13,160	13,746
Noncurrent Liabilities
Program rights payable	3,221	3,933
Total liabilities	16,381	17,679

Commitments and contingencies

Owners’ Equity	287,784	292,650
Total liabilities and owners’ equity	$304,165	$310,329

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENTS OF EARNINGS (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenue	$37,240	$28,931	$101,777	$88,728
Operating expenses
Direct operating expenses	11,617	11,814	33,725	34,069
Selling, general & administrative expenses	8,954	7,949	26,237	25,052
Corporate expense allocation	2,509	1,023	5,108	3,237
Depreciation & amortization	1,832	1,836	5,550	5,469
Operating income	12,328	6,309	31,157	20,901

Other income (expense)
Interest income	11	23	11	23
Loss on disposal of property and equipment	(377)	(254)	(687)	(265)
Equity in losses of nonconsolidated affiliates	(5)	(5)	(15)	(15)

Income before income taxes	11,957	6,073	30,466	20,644

Income taxes	541	70	1,012	213
Net income	$11,416	$6,003	$29,454	$20,431

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY (Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(In thousands)

Owners’ Equity

Balance at December 31, 2011	$292,650

Net income	29,454
Net distribution to owners	(34,320)

Balance at September 30, 2012	$287,784

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Cash flows from operating activities:
Net income	$29,454	$20,431
Reconciling items
Depreciation and intangible amortization	5,550	5,469
Amortization of program rights	5,587	6,031
Provision for doubtful accounts	347	50
Equity in losses of nonconsolidated affiliates	15	15
Loss on disposal of property and equipment	687	265
Payments for program rights	(5,762)	(5,881)
Changes in operating assets and liabilities
Accounts receivable	2,827	4,297
Prepaid expenses and other assets	(22)	33
Accounts payable, accrued expenses and other liabilities	(1,403)	(2,031)
Net cash provided by operating activities	37,280	28,679

Cash flows from investing activities:
Purchases of property and equipment	(2,961)	(2,343)
Proceeds from sale of property and equipment	1	8
Net cash used in investing activities	(2,960)	(2,335)

Cash flows from financing activities:
Net distributions to owners	(34,320)	(26,344)

Net cash used in financing activities	(34,320)	(26,344)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

Supplemental cash flow information:
Cash paid for taxes	$170	$310

The accompanying notes are an integral part of these combined financial statements.

THE COMBINED GROUP

NOTES TO FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Business

Newport Television LLC (a wholly owned subsidiary of Newport Television Holdings LLC, which is a wholly owned subsidiary of Newport TV Holdco LLC, hereafter referred to as “Newport”) owns and operates television stations across the United States of America.  Newport is a party to a shared services agreement and a joint sales agreement providing certain sales, operational, and administrative services to High Plains Broadcasting, Inc and its subsidiaries (“High Plains”) and time brokerage agreements with certain other third parties.

On July 18, 2012, Newport entered into an option exercise agreement to purchase substantially all of the assets of certain stations owned by High Plains.  Newport consummated the portion of this transaction attributable to The Combined Group (defined below) in connection with the closing of the transaction with Sinclair Broadcast Group, Inc. (“Sinclair”), as discussed below.

On July 19, 2012, Newport entered into an asset purchase agreement with Sinclair to sell substantially all of the assets (excluding working capital) of 11 television stations, including 5 stations distributed as digital multicast stations, for $412.5 million.  As part of the agreement, Sinclair will also acquire Newport’s rights to operate 4 additional stations, including 2 stations distributed as digital multicast stations.  The 15 television stations are located in the following markets:  Cincinnati, Ohio; Harrisburg, Pennsylvania; Mobile, Alabama; San Antonio, Texas; and Wichita, Kansas. The transaction closed December 3, 2012, effective December 1, 2012.

On December 1, 2012 Newport entered into an asset purchase agreement with Sinclair to sell substantially all of the non-FCC related assets (excluding working capital) of 2 television stations, including 1 station distributed as a digital multicast station, located in Rochester, NY for $54.0 million.  This transaction closed on December 3, 2012 effective December 1, 2012.

On December 1, 2012 Newport entered into an asset purchase agreement with Deerfield Media, Inc. to sell substantially all of the FCC related assets of the stations in Rochester, NY for $6.0 million.  This transaction is expected to close upon regulatory approval.

These combined financial statements represent the 17 stations, including 8 stations distributed as digital multicast stations included in the above transactions with Sinclair (“The Combined Group”).  These stations are affiliated with five major networks, including two CBS stations, two NBC stations, one ABC station, one FOX station, and three CW stations.  These stations reach approximately 3.9 million homes weekly and cover 3.4% of the television households in the United States.  These stations operate in demographic market areas as defined by AC Nielsen ranging in rank from 35th to 78th.

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and equity of The Combined Group and reflect allocations of the cost of certain services provided by Newport for treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  All credit facilities are recorded by Newport at the corporate level and as such, interest and financing activity costs have not been allocated to The Combined Group.  Substantially all of the assets of The Combined Group serve as collateral to secure the aforementioned credit facilities.

Principles of Combination

The combined financial statements have been derived from the financial statements and accounting records of Newport and High Plains and combine the accounts of the operations previously described.  All material intercompany accounts and transactions have been eliminated.

Interim Financial Statements

The combined financial statements do not include all disclosures normally included with the audited combined financial statements, and accordingly should be read together with the audited combined financial statements for the year ended December 31, 2011.  In the opinion of management, the accompanying financial statements contain all adjustments necessary to fairly state our financial position, results of operations, and cash flows for the periods presented.  The interim financial statements are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Combined Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Subsequent Events

The Combined Group evaluated and disclosed subsequent events, if any, through January 25, 2013, which represents the date as of which the financial statements were available to be issued.

NOTE B — RELATED PARTY AND OTHER TRANSACTIONS

Newport provides certain day-to-day management services to The Combined Group.  In addition to the day-to-day management of the stations, these services include treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services.  As part of the treasury services, day-to-day net cash is swept to Newport’s bank accounts.  The net cash flow generated by The Combined Group is reflected as distributions to owners in the accompanying financial statements.  The costs of these services are prorated to all stations based on the station’s broadcast cash flow and are reflected as corporate expense allocation in the accompanying financial statements.  Total corporate costs allocated to The Combined Group for the three months ended September 30, 2012 and 2011 were approximately $2.5 million and $1.0 million, respectively, of which $0.2 million in both periods was related to noncash compensation expense for restricted units issued to certain members of the corporate management team.  Total corporate costs allocated to The Combined Group for the nine months ended September 30, 2012 and 2011 were approximately $5.1 million and $3.2 million, respectively, of which $0.6 million and $0.5 million for the same periods was related to noncash compensation expense for restricted units issued to certain members of the corporate management team.

Inergize Digital (a division of Newport) provides website hosting, website development, website content management, website related advertising support and certain sales support services to The Combined Group.  The Combined Group is charged for these services based upon the costs of providing these services.  Total costs charged to The Combined Group by Inergize Digital were $0.5 million and $0.4 million for the three months ended September 30, 2012 and 2011, respectively.  Total costs charged to The Combined Group by Inergize Digital for the nine months ended September 30, 2012 and 2011 were $1.5 million and $1.3 million respectively, and are included in the selling, general, and administrative expenses in the accompanying financial statements.

The Television Operating Center (a division of Newport) provides master control related services to the stations located in Wichita and master control automation software support to the stations located in Cincinnati, Harrisburg, and Mobile.  The Combined Group is charged based upon the costs of providing these services.  Total costs charged to the Combined Group by the Television Operating Center for the three months ended September 30, 2012 and 2011 were $0.06 million.  Total costs charged to the Combined Group by the Television Operating Center for the nine months ended September 30, 2012 and 2011 were $0.2 million and are included in direct operating expenses in the accompanying financial statements.

Newport has a management agreement with its equity partner which owns the majority of the equity interests of Newport.  Under this management agreement, Newport is to pay its equity partner an annual management fee based on EBITDA, as defined in the agreement.  This expense of $0.7 million and $0.4 million for the three months ended September 30, 2012 and 2011, respectively,  and $1.8 million and $1.4 million for the nine months ended September 30, 2012 and 2011, respectively, have not been allocated to the financials of The Combined Group.

The Combined Group’s employees are eligible to participate in the Newport 401(k) Plan, a defined contribution plan (the “Plan”).  Newport suspended any company match in 2009 and The Combined Group did not recognize any expense related to the Plan for the three months and nine months ended September 30, 2012 and 2011.

Newport is currently self-insured up to certain stop-loss thresholds for health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance.  Newport charges The Combined Group premiums based on one or more of the following:  number of employees, historical claims, estimates of future claims, administrative costs, and applicable third party insurance premiums.  The insurance premiums charged to The Combined Group for the three months ended September 30, 2012 and 2011 were approximately $0.7 million and $0.6 million, respectively.  The insurance premiums charged to The Combined Group for the nine months ended September 30, 2012 and 2011 were approximately $2.3 million and $2.1 million, respectively, and are included in the selling, general, and administrative expenses in the accompanying financial statements.